Exhibit 10.2C

AMENDMENT NO. 3
STREAMLINE HEALTH SOLUTIONS, INC.

2005 INCENTIVE COMPENSATION PLAN

THIS AMENDMENT NO. 3 (this “Amendment”) to the 2005 Incentive Compensation Plan, as amended (the “Plan”) of Streamline Health Solutions, Inc., a Delaware corporation (the “Company”) is made effective as of October 19, 2020. All capitalized terms not defined herein shall have the meanings provided to them in the Plan.

WHEREAS, pursuant to Section 13.1 of the Plan, the Board of Directors (the “Board”) may amend the Plan from time to time;

WHEREAS, the Board has deemed it in the best interest of the Company to amend the Plan as further described below; and

WHEREAS, the Board desires to amend the Plan as follows in order to align the terms relating to surrendered Shares to those in the Third Amended and Restated 2013 Stock Incentive Plan, as amended from time to time.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 4.1(a) of the Plan is hereby deleted in its entirety and replaced with the following:

(a) Subject to adjustment as provided in Section 4.2 herein, the aggregate number of Shares that may be delivered under this Plan at any time shall not exceed one million (1,000,000) Shares. Stock delivered under this Plan may consist, in whole or in part, of authorized and unissued Shares or treasury Shares. The following will not be applied to the share limitations of the preceding sentence: (i) dividends, including dividends paid in shares, or dividend equivalents paid in cash in connection with outstanding Awards; (ii) Awards which are settled in cash rather than the issuance of shares; and (iii) any shares subject to an Award if the Award is forfeited, cancelled, terminated, expires or lapses for any reason without the issuance of shares underlying the Award. Further, (i) shares issued under the Plan through the settlement, assumption or substitution of outstanding awards granted by another entity or obligations to grant future awards as a condition of or in connection with a merger, acquisition or similar transaction involving the Company acquiring another entity shall not reduce the maximum number of shares of Stock available for delivery under the Plan; and (ii) available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan (subject to applicable stock exchange listing requirements) and will not reduce the maximum number of shares available under the Plan. Shares withheld or applied as payment in connection with the exercise of an Award or the withholding or payment of taxes related thereto or separately surrendered by the Participant for any such purpose will be treated as having been delivered for purposes of determining the maximum number of Shares available for grant under the Plan and shall not again be treated as available for grant under the Plan. The Committee may from time to time adopt and observe such procedures concerning the counting of Shares against the Plan maximum as it may deem appropriate.”

2. Except to the extent amended hereby, the terms and provisions of the Plan shall remain in full force and effect without change or other modification.

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IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of the date written above.

STREAMLINE HEALTH SOLUTIONS, INC.

By:
Name:	Thomas J. Gibson
Title:	Chief Financial Officer